Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 5, 2025

NACCO INDUSTRIES
ANNOUNCES THIRD QUARTER 2025 RESULTS

Consolidated Q3 2025 Results:
•Revenues of $76.6 million grew 24%, while gross profit of $10.0 million improved 38% over Q3 2024
•Operating profit of $6.8 million up sequentially from Q2 2025 breakeven results; down from prior year $19.7 million, which included $13.6 million of business interruption insurance income
•Net income of $13.3 million compared with $15.6 million in Q3 2024

Cleveland, Ohio, Wednesday, November 5, 2025 - NACCO Industries® (NYSE: NC) today announced consolidated results for the three and nine months ended September 30, 2025.

Third-quarter 2025 earnings improved sequentially due to significant improvements in each of the Company's three operating segments. Compared with the prior-year third quarter, operating profit decreased as 2024 included a $13.6 million benefit for business interruption insurance recoveries. Excluding the insurance recovery income, we had a net improvement in the underlying operating results because substantial year-over-year operating profit improvements in the Contract Mining and Minerals and Royalties segments more than offset lower results in the Utility Coal Mining segment and an increase in unallocated expenses. Significant favorable tax effects in the 2025 third quarter helped minimize the year-over-year decline in net income.

"NACCO's third-quarter results demonstrate solid progress in growing our business and improving profitability," said J.C. Butler, NACCO President and Chief Executive Officer. "Although reported operating profit declined year over year due to the insurance recovery, our underlying operational performance was stronger both year over year and sequentially. I expect this momentum to continue to build as we execute our long-term growth strategy."

	Three Months Ended
($ in thousands, except per share amounts)	9/30/2025	9/30/2024	Year/Year % Change	6/30/2025	Sequential % Change
Revenues	$76,614	$61,656	24%	$68,235	12%
Gross profit	$9,971	$7,244	38%	$6,820	46%
Operating profit (loss)	$6,777	$19,699	(66)%	$(51)	n/m**
Income tax (benefit) provision	$(7,297)	$3,497	309%	$(1,266)	476%
Net Income	$13,254	$15,635	(15)%	$3,260	307%
Diluted EPS	$1.78	$2.14	(17)%	$0.44	305%
Consolidated EBITDA*	$12,530	$25,685	(51)%	$9,259	35%
*Non-GAAP financial measures are defined and reconciled on page 8. / ** n/m = not meaningful

Liquidity
At September 30, 2025, the Company had total debt outstanding of $80.2 million. Total liquidity was $152.0 million, which consisted of $52.7 million of cash and $99.3 million of availability under its revolving credit facility.

In the 2025 third quarter, the Company paid $1.9 million in dividends. As of September 30, 2025, the Company had $7.8 million remaining under its $20 million share repurchase program that expires at the end of 2025.

Detailed Discussion of 2025 Third Quarter Compared to 2024 Third Quarter
In 2025, we changed our reportable segment names to help stakeholders more easily associate the business activities with each segment. The Utility Coal Mining, Contract Mining, and Minerals and Royalties segments were formerly the Coal Mining, North American Mining, and Minerals Management segments, respectively. The composition and historical reporting of each segment remained the same.

Utility Coal Mining Results

	2025	2024
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,469	5,335
Consolidated operations	609	474
Total deliveries	6,078	5,809

	2025	2024
	(in thousands)
Revenues	$19,654	$17,706
Gross profit (loss)	$(1,857)	$(348)
Earnings of unconsolidated operations	$14,311	$13,821
Business interruption insurance recoveries	$—	$13,612
Operating expenses(1)	$7,467	$7,147
Operating profit	$4,987	$19,938
Segment Adjusted EBITDA(2)	$7,122	$22,092
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Utility Coal Mining revenues for the 2025 third quarter rose 11% due to an increase in tons delivered at Mississippi Lignite Mining Company. Prior year deliveries were constrained as the power plant served by the mine operated with only one of its two boilers from mid-December 2023 through July

2024, when the issue was resolved. The prior-year quarter includes a $13.6 million business interruption insurance recovery associated with the reduced power plant capacity. The presence of this benefit in the 2024 results was a primary cause of the year-over-year decline in 2025 operating profit and Segment Adjusted EBITDA.

The underlying business results at Mississippi Lignite Mining Company continue to be affected by contractual pricing mechanics, resulting in a reduction in the contractually determined per ton sales price in 2025.

Contract Mining Results

	2025	2024
	(in thousands)
Tons delivered	14,385	12,005

	2025	2024
	(in thousands)
Revenues	$45,611	$32,326
Operating profit (loss)	$1,929	$(474)
Segment Adjusted EBITDA(1)	$4,706	$2,198
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

The Contract Mining segment revenues grew substantially year over year in part due to an increase in reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on gross profit. Revenues, net of reimbursed costs, grew 22% mainly as a result of an increase in tons delivered due to higher customer demand and an increase in parts sales.

Improved margins at the mining operations, an increase in parts sales and lower operating expenses led to significant increases in both operating profit and Segment Adjusted EBITDA. Prior year operating expenses included a $0.9 million bad debt charge that did not recur in 2025.

Minerals and Royalties Results

	2025	2024
	(in thousands)
Revenues	$9,313	$8,849
Operating profit	$7,968	$6,188
Segment Adjusted EBITDA(1)	$8,903	$7,280
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Minerals and Royalties operating profit and Segment Adjusted EBITDA increased year over year primarily due to an improvement in earnings from an equity investment and increased royalty revenues mainly driven by higher natural gas prices.

Outlook
NACCO is a growing diversified natural resource company, strategically positioned to deliver consistent financial returns over the long term. Our businesses operate exclusively in the U.S. and provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and products. Increasing demand for electricity, on-shoring and current federal policies are creating favorable macroeconomic trends within these industries. We continue to capitalize on these tailwinds, pursuing longer-term growth opportunities. Through disciplined capital allocation, operational expertise and an entrepreneurial yet cautious approach to growth, we have unique capabilities and clear competitive advantages that enable us to capture a wide range of attractive growth opportunities. Our platform is supported by multiple vectors for value creation, and we are steadfastly committed to delivering compounding returns and expanding investor value over the long term.

Our business model is purposely built for durability and resilience. Our foundation rests on a stable base of long-term coal-mining contracts, generating dependable recurring cash flows. As new long-term contracts are added each year in our other businesses, these multi-year agreements create a “layering” effect as their contributions compound. This, combined with income generated by our mineral and royalty assets, provide cash flow stability. We remain confident in our ability to deliver sound fourth-quarter 2025 operating results, with momentum building as we move into 2026.

We anticipate consolidated operating profit for the 2025 fourth quarter to be comparable to the prior year quarter. Full-year operating profit will be lower than 2024 due in part to the 2025 second-quarter break-even results. In addition, we intend to terminate our defined benefit pension plan in the fourth quarter of 2025. Although the plan is currently over funded, a significant non-cash settlement charge is anticipated upon termination. The pension settlement charge and lower operating profit are expected to lead to a substantial year-over-year decrease in net income and EBITDA compared with the 2024 fourth quarter and full year. We expect meaningful year-over-year improvements in both operating profit and net income in 2026.

Our Utility Coal Mining segment, operated by North American Coal®, constitutes the foundation of our business, anchored by our long-term mining contracts. We anticipate steady customer demand for the remainder of 2025 and in 2026 at the unconsolidated mining operations. At Mississippi Lignite Mining Company, fourth-quarter 2025 results are expected to improve over 2024 due to operational efficiencies. However, this improvement is not expected to offset the effect of the reduction in the 2025 contractually determined per ton sales price, causing Mississippi Lignite Mining Company's and the Utility Coal Mining segment's 2025 full-year results to decline compared with 2024. Looking ahead, we expect improving profitability for this segment in 2026, driven by anticipated improvements at Mississippi Lignite Mining Company in both sales price and cost per ton delivered, particularly if the customer's power plant is able to operate more consistently.

The Contract Mining segment, operated by North American Mining®, represents our mining growth platform. Our expanding pipeline of potential deals and continued engagement with customers position this segment as a key pillar for future growth. Through ongoing geographic and mineral expansion, we are building a growing portfolio of long-term contracts. As an example, North American Mining executed a multi-year contract in October 2025 to provide dragline services as part of a project to construct an embankment dam in Palm Beach County, Florida. This project should be accretive to earnings beginning in the second quarter of 2026.

Sawtooth Mining, a North American Mining subsidiary, is the exclusive provider of comprehensive mining services at Thacker Pass, which is owned by a joint venture between Lithium Americas Corp. (TSX: LAC) (NYSE: LAC) and General Motors Holdings LLC. The U.S. Department of Energy also holds warrants to purchase five percent non-voting, non-transferable equity in this joint venture. Sawtooth will supply all of the lithium-bearing ore requirements for our customer's Thacker Pass lithium processing facility, which is currently under construction. This project is currently providing stable income during the construction phase and will contribute enhanced income and long-term cash flows once lithium production commences. Phase 1 lithium production is estimated to begin in late 2027.

While overall customer demand within the Contract Mining segment is expected to increase year-over-year, profitability improvements in the 2025 fourth quarter are expected to be driven by operational efficiencies partly offset by elevated operating expenses. Momentum from the strong full-year 2025 results and operational efficiencies is expected to accelerate in 2026. These factors, combined with earnings from the new contract signed in October 2025 are expected to lead to a significant increase in year-over-year results.

The Minerals and Royalties segment, led by Catapult Minerals Partners®, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. The Catapult team is expanding its portfolio by leveraging a data-driven approach to capital deployment that incorporates a longer-term view of production and development. We believe this provides a competitive advantage in the U.S. market.

Minerals and Royalties' operating profit and Segment Adjusted EBITDA for the 2025 fourth quarter are expected to decrease compared with 2024 primarily driven by current market expectations for natural gas and oil prices, as well as development and production assumptions on currently owned reserves. While fourth-quarter 2025 results are projected to decline, full-year operating profit is expected to increase over 2024, excluding the $4.5 million gain on sale recognized in the 2024 second quarter. This increase is due in part to recent investments made by Catapult.

In July 2025, Catapult completed a $4.2 million acquisition of mineral interests within the Midland Basin. The acquisition includes a mix of producing wells, as well as additional upside opportunities through future development with existing operators in the area. This segment also has an investment in a company that holds non-operated working interests in oil and natural gas assets. While these investments are expected to contribute to 2026 profits, reductions in earnings from legacy assets are expected to mostly offset these improvements resulting in a modest operating profit increase compared with 2025.

Mitigation Resources of North America® provides stream and wetland mitigation solutions, as well as comprehensive reclamation and restoration construction services. Mitigation Resources has a strong reputation and clear competitive strengths, which are supporting continued expansion into new markets. This business, while currently variable in performance due to permit and project timing, is expected to achieve a key milestone in profitability in 2026 and move toward more consistent results over time as the business expands.

We continue to invest in our businesses to drive future growth. Based on the current project pipeline, we anticipate capital expenditures of approximately $44 million in the remainder of 2025, and up to $70 million in 2026, with the majority earmarked for future business development — the kind of prudent reinvestment that is expected to generate significant long-term value creation. As we begin to harvest returns from prior investments, we project a substantial improvement in full-year 2025 cash provided by operations. This improvement is expected to be offset by anticipated capital investments, resulting in a lower use of cash before financing compared with 2024. In 2026, we expect a use of cash before financing comparable to 2025.

Our conservative approach to maintaining a strong capital structure and operating discipline minimizes risk, while the compounding effect of a growing portfolio of long-term contracts and deliberate growth investments create a robust foundation for cash flow growth. With a perspective that spans decades, we are methodically building a strong, stable business that is expected to deliver annuity-like returns. This long-term view allows us to leverage our core skills for strategic, measured expansion and pursue opportunities with longer-term horizons and higher returns, that others with shorter time horizons might overlook. Our commitment is to generate increasing cash flows and return value to stockholders, whether through reinvestment for growth or direct returns such as share repurchases and payment of dividends. We remain confident in our ability to drive growth, expand our capabilities and reward shareholders over the long run.

****

Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, November 6, 2025 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (888) 880-3330 (North America Toll Free) or (646) 357-8766 (International), Conference ID: 7284609, or over the Internet through NACCO Industries' website at ir.nacco.com/overview. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through November 13, 2025. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (GAAP). EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) a significant reduction in demand by the Company's customers, (2) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (3) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, vehicle electrification, as well as supply and demand dynamics, (5) changes in development plans by third-party lessees of the Company's mineral interests, (6) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (7) any customer's premature facility closure or extended project development delay, (8) federal and state legislative and regulatory actions affecting fossil fuels, (9) supply chain disruptions, including price increases and shortages of parts and materials, inclusive of tariff effects, (10) failure to obtain adequate insurance coverages at reasonable rates, (11) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (12) impairment charges, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and power generation development opportunities and other value-added service opportunities, (17) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (18) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (19) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2025	2024	2025	2024
	(In thousands, except per share data)
Revenues	$76,614	$61,656	$210,420	$167,290
Cost of sales	66,643	54,412	183,975	146,010
Gross profit	9,971	7,244	26,445	21,280
Earnings of unconsolidated operations	16,494	15,155	45,618	42,054
Business interruption insurance recoveries	—	13,612	—	13,612
Operating expenses
Selling, general and administrative expenses	19,549	16,487	57,190	49,660
Amortization of intangible assets	167	131	574	373
Gain on sale of assets	(28)	(306)	(109)	(4,909)
	19,688	16,312	57,655	45,124
Operating profit	6,777	19,699	14,408	31,822
Other expense (income)
Interest expense	1,087	1,386	4,805	3,808
Interest income	(708)	(1,084)	(2,343)	(3,249)
Closed mine obligations	478	463	1,454	1,389
(Gain) loss on equity securities	(284)	(442)	237	(1,219)
Gain on settlement of excess funding liability	—	—	(3,590)	—
Other, net	247	244	767	160
	820	567	1,330	889
Income before income tax (benefit) provision	5,957	19,132	13,078	30,933
Income tax (benefit) provision	(7,297)	3,497	(8,336)	4,756
Net income	$13,254	$15,635	$21,414	$26,177

Earnings per share:
Basic earnings per share	$1.78	$2.14	$2.89	$3.55
Diluted earnings per share	$1.78	$2.14	$2.87	$3.54

Basic weighted average shares outstanding	7,454	7,312	7,415	7,383
Diluted weighted average shares outstanding	7,454	7,312	7,449	7,395

CONSOLIDATED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended					LTM
	9/30/2024	12/31/2024	3/31/2025	6/30/2025	9/30/2025	9/30/2025
		(in thousands)
Net income	$15,635	$7,564	$4,900	$3,260	$13,254	$28,978
Income tax (benefit) provision	3,497	(4,851)	227	(1,266)	(7,297)	(13,187)
Interest expense	1,386	1,758	1,774	1,944	1,087	6,563
Interest income	(1,084)	(1,179)	(865)	(770)	(708)	(3,522)
Depreciation, depletion and amortization expense	6,251	5,702	6,793	6,091	6,194	24,780
Consolidated EBITDA*	$25,685	$8,994	$12,829	$9,259	$12,530	$43,612
*Consolidated EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated EBITDA as net income before income taxes, net interest expense and depreciation, depletion and amortization expense. Consolidated EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended September 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,654	$45,611	$9,313	$2,958	$(922)	$76,614
Cost of sales	21,511	42,395	1,121	2,502	(886)	66,643
Gross profit (loss)	(1,857)	3,216	8,192	456	(36)	9,971
Earnings of unconsolidated operations	14,311	1,074	1,111	(2)	—	16,494
(Gain) loss on sale of assets	(17)	(2)	—	(9)	—	(28)
Operating expenses*	7,484	2,363	1,335	8,534	—	19,716
Operating profit (loss)	$4,987	$1,929	$7,968	$(8,071)	$(36)	$6,777
Segment Adjusted EBITDA**
Operating profit (loss)	$4,987	$1,929	$7,968	$(8,071)	$(36)	$6,777
Depreciation, depletion and amortization	2,135	2,777	935	347	—	6,194
Segment Adjusted EBITDA**	$7,122	$4,706	$8,903	$(7,724)	$(36)	$12,971

	Three Months Ended September 30, 2024
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$17,706	$32,326	$8,849	$3,745	$(970)	$61,656
Cost of sales	18,054	31,379	1,286	4,622	(929)	54,412
Gross profit (loss)	(348)	947	7,563	(877)	(41)	7,244
Earnings of unconsolidated operations	13,821	1,122	213	(1)	—	15,155
Business interruption insurance recoveries	13,612	—	—	—	—	13,612
(Gain) loss on sale of assets	2	(300)	—	(8)	—	(306)
Operating expenses*	7,145	2,843	1,588	5,042	—	16,618
Operating profit (loss)	$19,938	$(474)	$6,188	$(5,912)	$(41)	$19,699
Segment Adjusted EBITDA**
Operating profit (loss)	$19,938	$(474)	$6,188	$(5,912)	$(41)	$19,699
Depreciation, depletion and amortization	2,154	2,672	1,092	333	—	6,251
Segment Adjusted EBITDA**	$22,092	$2,198	$7,280	$(5,579)	$(41)	$25,950
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Nine Months Ended September 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$67,519	$107,860	$27,483	$9,581	$(2,023)	$210,420
Cost of sales	74,408	99,432	4,351	7,790	(2,006)	183,975
Gross profit (loss)	(6,889)	8,428	23,132	1,791	(17)	26,445
Earnings of unconsolidated operations	40,430	3,275	1,916	(3)	—	45,618
(Gain) loss on sale of assets	(103)	(2)	—	(4)	—	(109)
Operating expenses*	23,644	6,796	3,968	23,356	—	57,764
Operating profit (loss)	$10,000	$4,909	$21,080	$(21,564)	$(17)	$14,408
Segment Adjusted EBITDA**
Operating profit (loss)	$10,000	$4,909	$21,080	$(21,564)	$(17)	$14,408
Depreciation, depletion and amortization	6,285	8,396	3,688	709	—	19,078
Segment Adjusted EBITDA**	$16,285	$13,305	$24,768	$(20,855)	$(17)	$33,486

	Nine Months Ended September 30, 2024
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$48,247	$84,729	$24,843	$11,573	$(2,102)	$167,290
Cost of sales	55,135	77,304	4,151	11,501	(2,081)	146,010
Gross profit (loss)	(6,888)	7,425	20,692	72	(21)	21,280
Earnings of unconsolidated operations	37,834	3,935	286	(1)	—	42,054
Business interruption insurance recoveries	13,612	—	—	—	—	13,612
(Gain) loss on sale of assets	(87)	(302)	(4,512)	(8)	—	(4,909)
Operating expenses*	22,357	6,696	3,781	17,199	—	50,033
Operating profit (loss)	$22,288	$4,966	$21,709	$(17,120)	$(21)	$31,822
Segment Adjusted EBITDA**
Operating profit (loss)	$22,288	$4,966	$21,709	$(17,120)	$(21)	$31,822
Depreciation, depletion and amortization	7,264	7,362	3,408	916	—	18,950
Segment Adjusted EBITDA**	$29,552	$12,328	$25,117	$(16,204)	$(21)	$50,772
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.